Congress Financial Corporation (Florida)
777 Brickell Avenue Miami Florida 33131
PO Box 010550 Miami Florida 33101
305 371 6671   Fax 305 371 9456

                                             Congress Financial



October 26, 1998

Mr. Richard T Kelecy
Chief Financial: Officer
Perma-Fix Environmental Services, Inc:
1940 NW 67th  Place, Suite A
Gainesville, FL 32653

Dear Dick:

In response to your fax dated October 21, 1998, subject to our Loan and Security Agreement dated January 15, 1998, we do not object to the company' s repurchase of up to 500,000 shares of the company's common stock.

Sincerely,

Congress Financial Corporation
     (Florida)

   /s/Gary Dixon
_______________________________
Gary Dixon
Vice President

GD/ha